SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 29, 2004
                                                       (September 24, 2004)

                                UCAP Incorporated

        Colorado                      0-27480                    84-1325695
(State or other jurisdiction    (Commission File ID No.)     (IRS Employer No.)
    of incorporation)

                                  P.O. Box 4808
                                Parker, CO 80134
                    (Address of principal executive offices)

                                 (303) 886-0004
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Section 8 - Other Events

ITEM 8.01 OTHER EVENTS

LETTER OF INTENT

On September 24, 2004, UCAP, Inc. (the "Company") entered into a letter of intent with Resorts International, Inc., a recently-formed Nevada corporation ("Resorts"), to effectuate a merger between the respective companies. Resorts is a real estate development company with a focus on acquiring, selling and managing fractional interests in resort destination properties. The merger is subject to due diligence and approval of the Board of Directors of each company. Joseph C. Powell, who was appointed to the Company's Board of Directors on September 2, 2004, is a founding member and the secretary of Resorts.

The merger is conditioned on the restructuring of certain of the Company's debts as well as the common stock outstanding to four institutional investors (the "Institutional Investors"). The Institutional Investors have agreed in principle to a cancellation of outstanding debt of the Company in the approximate amount of $2,080,000 and, with the exception that each of the Institutional Investors will retain a number of shares of common stock equal to 4.9% of the outstanding shares immediately following the merger, will agree to exchange all previously-issued common stock for a new class of preferred stock of the Company. The terms of the new class of preferred stock of the Company includes a 7% dividend and an option to convert the preferred stock to common stock at a price equal to 95% of the ten-day average closing price of the Company's common stock.

Resorts has recently received an investment of approximately $3 Million from Absolute Return Europe Fund ("ARE") and European Catalyst Fund ("ECF") in exchange for preferred stock of Resorts. ARE and ECF are two of the Institutional Investors that previously invested a total of approximately $4.5 Million for common stock and convertible debt in the Company from October, 2003 through April, 2004. The other two Institutional Investors previously invested or loaned the Company an additional $1.6 Million during the same time period. Resorts has acquired its first property through a wholly-owned subsidiary, North Florida Beach Properties I, LLC in a $4 Million transaction. The seller of the property received preferred stock of Resorts in the face amount of $1.5 Million, and the balance of the purchase price was paid in cash from the proceeds contributed by ARE and ECF. The preferred stock of Resorts issued to the seller of the property is the same class that was issued to the Institutional Investors, and in the merger, will be exchanged for preferred stock of the Company. As a condition of the sale, the seller, upon completion of the merger between Resorts and the Company, shall also receive common stock in the Company equal to 4.9% of the common stock outstanding after the merger date.

If the merger is completed, the Institutional Investors who previously invested with the Company will have, in the aggregate, preferred stock in the Company with a face value of approximately $9 Million and will hold approximately 20% of the outstanding stock the Company.

With respect to the proposed merger, the Company is reviewing whether the proposed structure will result in a change of control in the Company. Management believes that the merger is beneficial for the shareholders of the Company.


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

OTHER EVENTS

The Company has previously reported that its wholly-owned subsidiary, UCMC, has ceased operations and has no intentions of restarting the mortgage banking business. As such, the Company intends to account for the previous operations of its subsidiary and its wind-down as a discontinued operation. The Company has also previously reported that it has engaged a new accounting firm to audit its financial statements, which it expects to have completed within approximately 45 days.

Through UCMC, the Company has a real estate operation known as UCMC Real Estate I, Inc., which holds certain lakefront development property in Atlanta, Georgia. The properties are currently under contract for sale scheduled for mid-October, 2004. The Company has maintained its real estate development business since its inception.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                       UCAP Incorporated
                                       (Registrant)


Dated:  September 29, 2004          By:  /s/ Will Rogers
                                       -----------------------------------------
                                       Will Rogers, Director


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